Exhibit 10.2
CASTLE BIOSCIENCES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 15, 2008 (the “Effective Date”) by and between Castle Biosciences, Inc., a Delaware corporation (the “Company”), and Kristen Oelschlager (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
R E C I T A L S
WHEREAS, the Company desires to employ Executive as its Executive Director, Operations, and to enter into an agreement embodying the terms of such employment; and
WHEREAS, Executive desires to accept such employment and enter into such an agreement.
A G R E E M E N T
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will serve as Executive Director, Operations of the Company. Executive will report directly to the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of her duties as are customarily associated with Executive’s position within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Company’s Chief Executive Officer. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)Obligations. During the Employment Term, Executive will perform her duties faithfully and to the best of her ability and will devote her full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”).
2.At-Will Employment. Subject to Sections 7, 8, and 9 below, the Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at-will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive as compensation for her services a base salary at a rate of $10,416.67 per month, as modified from time to time at the discretion of the Board, or a duly constituted committee of the Board, or the CEO

(the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The Company agrees to a six (6) week transition period from you current employer under the following work time expectations: Sept 15 - Sept 30, 2008 (25% of time for Company); Oct 1 - Oct 31 (50% of time for Company); and Nov 1, 2008 onward (100% of time for Company). Base salary will be prorated for the pay periods between Sept 15, 2008 and Nov 1, 2008 according to the percentages listed immediately above. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
(b)Stock Options. Promptly following the Effective Date, the Company shall grant to Executive options (“Stock Options”) to purchase 100,000 shares of the Company’s Common Stock pursuant to the terms of the Castle Biosciences, Inc. 2008 Stock Plan and a stock option agreement. Such agreement shall provide that (i) the Stock Options shall be exercisable at a price per share equal to the fair market value of a share of the Company’s Common Stock on the date such Stock Options were granted, (ii) 1/4th of the Stock Options shall vest on the on one year anniversary of the Effective Date and 1/48th of the Stock Options shall vest each month following such one year anniversary, (iii) in the case of the termination of Executive’s employment without Cause or for Good Reason, the vesting of the Stock Options shall accelerate as set forth in Section 9 below and the Stock Options shall remain exercisable by Executive for ninety (90) days following the date of termination.
(c)Management Bonus. Executive will be entitled to a Management Bonus of up to 50% of Base Salary dependent upon overall company performance, department performance, and Executive performance. First Management Bonus will be considered for the 2009 calendar year and payable in accordance with Company policy.
(d)Sign-on Bonus. Executive will be entitled to a Sign-on Bonus of $6500.00. Sign-on Bonus will be re-payable in its entirety but without interest if Executive resigns from Company Without Good Reason on or before September 15, 2009.
4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in the standard employee benefit plans maintained by the Company of general applicability to other senior executives of the Company as such may be in effect from time to time. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive understands and acknowledges that the Company does not currently maintain any such benefit plans. Until such time as Company adopts health care benefit plans, Company will reimburse Executive up to $400.00 per month for health care insurance.
5.Vacation. Executive will be entitled to paid vacation of twenty (20) days per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Company.
6.Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.Termination on Death or Disability.
(a)Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.
(b)Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.
8.Involuntary Termination for Cause; Resignation without Good Reason.

(a)Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause, and Executive may at any time voluntarily resign without Good Reason. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement unless otherwise agreed by the Parties. Resignation by Executive without Good Reason shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement unless otherwise agreed by the Parties.

(b)Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause or Executive’s resignation from her employment without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination; (ii) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which she has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.
9.Involuntary Termination Without Cause; Resignation for Good Reason.
(a)Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause and Executive shall be entitled to resign with or without Good Reason, in each case at any time, subject to the following:
(i)If, at any time prior to the occurrence of a Change of Control (discussed in Section 9(a)(ii) below), Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or if Executive resigns with Good Reason, then, subject to the limitations of Sections 9(b) and 26 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the date of termination; (B) twelve (12) months acceleration on the vesting of Executive’s unvested Stock Options outstanding as of the date of termination; (C) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which she has not yet been reimbursed; (D) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (E) continuing severance pay at a rate equal to one-hundred percent (100%) of Executive's Base

Salary, as then in effect (less applicable withholding), for a period of three (3) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll practices if Executive is Involuntarily Terminated Without Cause; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.
(ii)If, at any time following the occurrence of a Change of Control, Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or if Executive resigns with Good Reason, then, subject to the limitations of Sections 9(b) and 26 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the date of termination; (B) continuing severance pay at a rate equal to one-hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) immediate vesting of Executive’s unvested Stock Options outstanding as of the date of termination; (D) the right to continue health care benefits under COBRA, at Company’s cost, to the extent required and available by law; (E) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which she has not yet been reimbursed; (F) Management Bonus equal to the Executive’s most recent Management Bonus; and (G) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.
(b)Conditions Precedent. Any severance payments contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the EPIA; (ii) delivering prior to or contemporaneously with any such severance payments, and not revoking, a separation agreement including a general release of claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form acceptable to the Company or its successor; and (iii) in the event of a resignation for Good Reason, providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than thirty (30) days following the date of notice from Executive (the “Cure Period”). If the Company cures the conditions giving rise to such Good Reason within the Cure Period, Executive will not be entitled to severance payments contemplated by Section 9(a) above if Executive thereafter resigns from the Company based on such grounds. If the Company fails to cure the conditions giving rise to such Good Reason within the Cure Period, Executive must actually resign within thirty (30) days following the end of the Cure Period based on the Good Reason grounds previously identified. Unless otherwise required by law, no severance payments under Section 9(a) will be paid and/or provided until after the expiration of any relevant revocation period. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.
10. Definitions.
(a)Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s continued failure to substantially perform the material duties and obligations under this

Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by the Executive that results in a substantial gain or personal enrichment of the Executive at the expense of the Company; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (v) the Executive’s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (vi) the Executive’s material breach of the terms of this Agreement or the EPIA.
(b)Change of Control. For purposes of this Agreement, “Change of Control” shall mean: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each a “Merger Transaction”), unless the Company’s stockholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction, hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, (ii) a sale of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property by means of any transaction or series of related transactions, or (iii) a liquidation, dissolution or winding up of the Company.
(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) there is a material reduction of the level of Executive’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally), (ii) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties, it being understood that a reduction in Executive’s responsibilities or authority following a Change of Control shall not constitute Good Reason unless there also occurs a demotion in Executive’s title or position; or (iii) a material change in the geographic location at which Executive must perform her services; provided, that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement.
(d)Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.
11.Assignment. This Agreement will be binding upon and inure to the benefit of: (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
12.Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.
13.Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
14.Company Matters.
(a)Proprietary Information and Inventions. Executive acknowledges and agrees that she has signed, is bound by, and will continue to abide by the terms of the Employee Proprietary Information Agreement, which she executed on [ ] (“EPIA”), including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein. A copy of the EPIA is attached hereto as Exhibit A,
(b)Ventures. If, during her employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.
(c)Resignation on Termination. On termination of her employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that she may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.
(d)Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about her rights and obligations under this Agreement and the EPIA.
15.Arbitration.

(a)General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration before the Judicial Arbitration & Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures (“JAMS Rules”) and pursuant to Texas law, which shall be held in Harris County, Texas. To the extent the JAMS Rules conflict with Texas law, Texas law shall take precedence. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include, to the extent permissible by law, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b)Procedure. Any arbitration will be administered by JAMS and a neutral arbitrator will be selected in a manner consistent with the JAMS Rules. The arbitration proceedings will allow for discovery according to the JAMS Rules. The arbitrator shall have the power to decide any motions brought by any Party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. To the extent permitted by law, the Company shall pay the administrative fees associated with the arbitration, except for the first $300.00 in administrative fees for any arbitration that is initiated by me, and each of us shall separately pay our counsel fees and expenses. The arbitrator shall administer and conduct any arbitration in a manner consistent with the JAMS Rules.
(c)Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as otherwise provided herein, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.
(d)Availability of Equitable Relief. Any Party may also petition the court for injunctive or other equitable relief where either Party alleges or claims a violation of this Agreement or the EPIA. In the event that either Party seeks such relief, no bond shall be required and the prevailing Party shall be entitled to recover reasonable costs and attorneys’ fees. Any such relief will be filed in any state or federal court serving Travis County, Texas.
(e)EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY

TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.
16.Integration. This Agreement, together with the EPIA, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the Parties hereto.
17.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
18.Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.
19.Governing Law. This Agreement will be governed by the laws of the State of Texas, with out regard for conflict of law provisions.
20.Conflict Waiver. Each of the Parties to this Agreement understands that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Executive could be construed to create a conflict of interest. By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date. Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises between Executive and the Company, WSGR would represent the Company. Executive represents and warrants that she has had the opportunity to seek independent counsel in her review of this and all related agreements and that she is not relying on WSGR for any legal, tax or other advice relating to such agreements.
21.Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
22.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
23.Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
24.Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

25.Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following her termination but prior to the six (6) month anniversary of her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(b)Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 25(a) above.
(c)Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of Section 29(a) above. For purposes of this Section 25, “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(d)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

"COMPANY"

CASTLE BIOSCIENCES, INC.

By: /s/ Derek Maetzold
Name: Derek Maetzold
Title: President and Chief Executive Officer

Address:

“EXECUTIVE”

/s/ Kristen Oelschlager
Kristen Oelschlager
Address:

Fax Number:

CASTLE BIOSCIENCES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
SIGNATURE PAGE

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

CASTLE BIOSCIENCES, INC.

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 11, 2016 (the “Effective Date”) by and between Castle Biosciences, Inc., a Delaware corporation (the “Company”), and Kristen Oelschlager (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
R E C I T A L S
WHEREAS, the Company desires to amend the Executive Employment Agreement (EEA) with Kristen Oelschlager and whereas Executive desires to enter into this Agreement.
A G R E E M E N T
NOW, THEREFORE, the Parties agree to amend Section 9(a)(i) to the following:
(a)If, at any time prior to the occurrence of a Change of Control (discussed in section 9(a)(ii) below), Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or if Executive resigns with Good Reason, then, subject to the limitations of Sections 9(b) and 26 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the date of termination; (B) immediate vesting of Executive’s unvested Stock Options outstanding as of the date of termination; (C) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which he has not yet been reimbursed; (D) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (E) continuing severance pay at a rate equal to one-hundred (100%) of Executive’s Base Salary, as then in effect (less appicable withholding), for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

"COMPANY"

CASTLE BIOSCIENCES, INC.

By: /s/ Derek Maetzold
Name: Derek Maetzold
Title: President and Chief Executive Officer

Address:

“EXECUTIVE”

/s/ Kristen Oelschlager
Kristen Oelschlager
Address:

Fax Number:

CASTLE BIOSCIENCES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
SIGNATURE PAGE